UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2012

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	1-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2012, the Board of Directors of Portland General Electric Company (the Company) appointed Jack E. Davis as a director of the Company to serve until the next annual meeting of shareholders. The Board of Directors also appointed Mr. Davis to serve on the Finance Committee. In connection with Mr. Davis' appointment, the Board of Directors increased the size of the board from ten directors to eleven directors.

Mr. Davis has extensive regulated utility experience. He served as Chief Executive Officer of Arizona Public Service Company (APS), Arizona's largest electricity provider, from September 2002 until his retirement in March 2008. Mr. Davis also served as President and Chief Operating Officer of Pinnacle West Capital Corporation (Pinnacle West) from September 2003 until his retirement and as a director of Pinnacle West from 2001 to 2008. Pinnacle West is the parent company of APS. During his 35 years at APS, Mr. Davis held executive and management positions in various areas of the company including commercial operations, generation and transmission, customer service, and power operations.

There are no arrangements or understandings between Mr. Davis and any other persons pursuant to which Mr. Davis was selected as a director.
Mr. Davis is eligible to receive the following compensation pursuant to the Company's compensation arrangements for non-employee directors:

Annual Cash Retainer Fee	$30,000
Board and Committee Meeting Fees
for attendance in person	3,000
for telephone attendance	1,000
Annual Grant of Restricted Stock Units (prorated to reflect partial years of service)	55,000
The grant of restricted stock units will be made on the same terms and conditions as the grants made to other directors of the Company. The grants will be made pursuant to the terms of the Portland General Electric Company 2006 Stock Incentive Plan, as amended, a copy of which was included as an exhibit to the Company's 2007 Annual Report on Form 10-K filed February 27, 2008. Mr. Davis will also be eligible to participate in the 2006 Outside Directors' Deferred Compensation Plan, a copy of which was included as an exhibit to the Company's Current Report on Form 8-K filed May 17, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	June 14, 2012	By:	/s/ Maria M. Pope